Exhibit 99.3

VISION HYDROGEN CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of Vision Hydrogen Corporation (the “Company”) and VoltH2 Holdings AG (“VoltH2”) after taking into effect the Share Exchange Agreement (“SEA”) entered into November 8, 2021 whereby the Company acquired 100% of the outstanding shares of VoltH2 by issuing 8,409,091 shares at $0.20 a share. The notes to these unaudited pro forma condensed financial information describes the reclassifications and adjustments to the financial information presented.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 is presented as if the acquisition of VoltH2 had occurred on September 30, 2021. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 are presented as if the acquisition of VoltH2 had occurred at the beginning of the period presented.

The allocation of the purchase price used in this unaudited pro forma condensed combined financial information is based upon the respective fair values of the assets and liabilities as of September 30, 2021 and is presented on a preliminary basis subject to final allocation of values between the intangible assets acquired.

The unaudited pro forma condensed combined financial information is not intended to represent or be indicative of the Company’s consolidated results of operations or financial position that the Company would have reported had the acquisition been completed as of the dates presented and should not be taken as a representation of the Company’s future consolidated results of operation or financial position.

The unaudited pro forma condensed consolidated financial statements do not give effect to the potential impact of current financial conditions, regulatory matters or any anticipated synergies, operating efficiencies or cost savings that may be associated with the acquisition. The unaudited pro forma condensed consolidated financial data also do not include any integration costs, cost overlap or estimated future transaction costs, except for fixed contractual transaction costs that the companies expect to incur as a result of the acquisition. Transaction costs to acquire Volt were $6,500.

The historical financial information has been adjusted to give effect to events that are directly attributable to the Acquisition, factually supportable and, with respect to the statements of operations, expected to have a continuing impact on the results of the combined company. These unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements and accompanying notes of Vision (contained elsewhere in this Form 8-K) and the Company’s historical financial statements and accompanying notes appearing in its periodic SEC filings including the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and the quarterly report on the Form 10-Q for the three and nine months ended September 30, 2021. The adjustments that are included in the following unaudited pro forma combined financial statements are described in Note 3 below, which includes the numbered notes that are marked in those financial statements. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of the fair value of purchase consideration and fair values of assets acquired and liabilities assumed, the actual amounts to be reported in future filings may differ materially from the amounts used in the pro forma condensed combined financial statements.

VISION HYDROGEN CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

SEPTEMBER 30, 2021

				Transaction Accounting	Combined
	Vision	VoltH2	REF	Adjustments	Pro Forma

ASSETS
Current assets:
Cash	$390,054	$520,611		-	$910,665
VAT tax receivable	-	108,662		-	108,662
Notes receivable – VoltH2	1,100,000	-	1	(1,100,000)	-
Prepaid and other current assets	14,000	9,203			23,203
Total current assets	1,504,054	638,475		(1,100,000)	1,042,529

Intangible assets to be allocated	-	-	3	1,094,281	1,094,281
Accumulated amortization on intangible assets	-	-	7	(202,442)	(202,442)
Capitalized development costs	-	64,748		-	64,748
Websites	17,981	-		-	17,981
Operating lease – right of use asset	-	118,460		-	118,460
Investment in VoltH2	175,000	-	2	(175,000)	-

Total assets	$1,697,035	$821,683		$(383,161)	$2,135,557

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$48,153	$156,408		-	$204,561
Current portion of operating lease	-	40,280			40,280
Notes payable	-	1,097,384	1	(1,097,384)	-
Total current liabilities	48,153	1,294,072		(1,097,384)	244,841

Long term portion of operating lease liability	-	78,179		-	78,179

Total liabilities	48,153	1,372,250		(1,097,384)	323,019

Shareholders’ equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized	-	-		-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized; 21,316,958 shares issued and outstanding as of September 30, 2021	1,290	99,994	4	(99,153)	2,131
Additional paid in capital	5,512,596	814,794	4	866,345	7,193,735
Accumulated other comprehensive gain	-	23,875	6	6,477	30,352
Retained (deficit)	(3,865,004)	(1,489,230)	4	(59,446)	(5,413.680)
Total equity (deficit)	1,648,882	(550,567)		714,223	1.812.538

Total liabilities and shareholders’ equity	$1,697,035	$821,683		$(383,161)	$2,135.557

VISION HYDROGEN CORPORATION

UNAUDITED PROFORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021

	Vision	VoltH2	REF	Transaction Accounting Adjustments	Combined

Revenue
Sales	$-	$-		$-	$-
Total revenue	-	-		-	-

Cost of goods sold
Direct costs	-	-		-	-
Total cost of goods sold	-	-		-	-

Gross profit	-	-		-	-

Operating expenses
General and administrative expenses	298,452	855,372		-	1,153,824
Amortization expense	-	-	7	86,761	86,761
Management fees	-	265,965			265,965
Management fees – related party	101,250	-		-	101,250
Total operating expenses	399,702	1,121,337		86,761	1,607,800

Loss from operations	(399,702)	(1,121,337)		(86,761)	(1,607,800)

Other (income) expenses
Loan forgiveness	(20,000)	-		-	(20,000)
Foreign currency transaction loss	-	33,655		-	33,655
Fair value of previously held equity investment	-	-		-	-
Total other (income) expenses	(20,000)	33,655		-	13,655

Net loss	$(379,702)	$(1,154,993)		$(86,761)	$(1,621,456)

Foreign currency translation gain	-	14,111		-	14,111

Comprehensive income (loss)	$(379,302)	$(1,140,882)		$(86,761)	$(1,607,345)

Loss per share
Basic	$(0.03)	$(12.49)			$(0.14)
Diluted	$(0.03)	$(12.49)			$(0.14)
Weighted average common shares outstanding
Basic	11,435,068	92,507			11,527,575
Diluted	11,435,068	92,507			11,527,575

VISION HYDROGEN CORPORATION

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021 (UNAUDITED)

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 and the unaudited pro forma condensed statements of operations for the nine months ended September 30, 2021, are based on the historical financial statements of Vision Hydrogen Inc. (the “Company”) and VoltH2 (“Volt”) after giving effect to the Company’s acquisition that was consummated on November 8, 2021 and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined balance sheet and statement of operations for the nine months ended September 30, 2021 are presented as if the acquisition of VoltH2 had occurred on June 15, 2020 and were carried forward through each of the period presented.

The Company accounts for business combinations pursuant to Accounting Standards Codification ASC 805, Business Combinations. In accordance with ASC 805, the Company uses it best estimates and assumptions to accurately assign fair value to the assets acquired and the liabilities assumed at the acquisition date. Goodwill as of the acquisition date is measured as the excess of the purchase consideration over the fair value of the assets acquired and the liabilities assumed.

The fair values assigned to VoltH2’s assets acquired and liabilities assumed are based on management’s estimates and assumptions. The estimated fair values of these assets acquired, and liabilities assumed are considered preliminary and are based on the information that was available as of the date of acquisition. The Company believes that the information provides a reasonable basis for estimating the fair values of assets acquired and liabilities assumed, but is waiting for additional information, primarily related to purchase price accounting and identification of intangible assets. The Company expects to finalize the valuation of the assets and liabilities as soon as practicable, but not later than one year from the acquisition date.

The unaudited pro forma condensed combined financial information is not intended to represent or be indicative of the Company’s consolidated results of operations or financial position that the Company would have reported had the VoltH2 acquisition been completed as of the dates presented and should not be taken as a representation of the Company’s future consolidated results of operation or financial position.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of the Company included in the annual report on form 10K for the year ended December 31, 2020 along with the 10Q for period ended September 30, 2021.

Accounting Periods Presented

For purposes of these unaudited pro forma condensed combined financial information, VoltH2’s historical financial statements for the year ended December 31, 2020 have been aligned to more closely conform to the Company’s financial information, as explained below. Certain pro forma adjustments were made to conform with accounting policies to the Company’s accounting policies as noted below.

Reclassifications

The Company reclassified certain accounts in the presentation of VoltH2’s historical financial statements in order to conform to the Company’s presentation.

Foreign Currency Translation

The Company translates its foreign subsidiary’s assets and liabilities denominated in foreign currencies into U.S. dollars at current rates of exchange as of the balance sheet date and income and expense items at the average exchange rate for the reporting period. Translation adjustments resulting from exchange rate fluctuations are recorded in accumulated other comprehensive income. The Company records gains and losses from changes in exchange rates on transactions denominated in currencies other than each reporting location’s functional currency in net income (loss) for each period. The functional and reporting currency of the Company is the United States Dollar (“U.S. Dollar”). The financial records of VoltH2 located in Europe, is maintained in the local currency, the Euro (EUR€) which is also its functional currency. As of September 30, 2021 the spot rate was $1.16. The average rate from January 1, 2021 to September 30, 2021 was $1.19.

2. ACQUISITION OF VOLTH2

On November 8, 2021 the Company acquired 84.1% of the outstanding securities of VoltH2 pursuant to the terms of the SEA, in exchange for total consideration of 8,409,901 shares of common stock of the Company. Combined with the Company’s previously held 15.9% interest in VoltH2, the Company became the sole shareholder of VoltH2. The $0.20 share price was based on our common stock which currently is traded, but with very low if any, volume, based on quotations on the OTCQB Market.

The purchase price allocation for the above acquisitions is subject to further refinement as management completes its assessment of the valuation of certain assets and liabilities.

The Company accounts for acquisitions in accordance with the provisions of ASC 805-10. The Company assigns to all identifiable assets acquired, a portion of the cost of the acquired company equal to the estimated fair value of such assets at the date of acquisition. The Company records the excess of the cost of the acquired company over the sum of the amounts assigned to identifiable assets acquired as goodwill.

3. PRO FORMA ADJUSTMENTS

The following pro forma adjustments are included in the Company’s unaudited pro forma condensed combined financial information:

(1) To record and eliminate intercompany loan balance between Vision and VoltH2.

(2) To record and eliminate investment balance in VoltH2 for 15.9% of the Company from August 12, 2020, which is the date of the initial investment.

(3) To record and align fair value of acquired assets and assumed liabilities and to record the preliminary estimate of goodwill for the Company’s acquisition of VoltH2. The preliminary estimate of goodwill represents the excess of the purchase consideration over the estimated fair value of the assets acquired and the liabilities assumed.

(4) To reflect 8,409,901 common shares issued with an estimated fair value of $0.20 as consideration in the share exchange agreement and eliminate VoltH2’s historical shareholder deficit.

(5) To reflect the fair value increase of the previously held 15.9% equity investment held in VoltH2.

(6) The historical financial information of Volt was presented in Euros. We used the following exchange rates for presentation in USD. As of September 30, 2021 the spot rate was $1.16 The average rate from January 1, 2021 to September 30, 2021 was $1.19.

(7) To reflect estimated amortization expense using a useful life of 7 years with the assumption 76% definite lived vs. 24% indefinite lived (goodwill).